CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2018, relating to the financial statements and financial highlights of the Pinnacle Sherman Tactical Fund, a series of Northern Lights Fund Trust III, for the year ended March 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company

Cohen & Company, Ltd.

Cleveland, Ohio

July 24, 2018